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EXHIBIT 23.2

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Artesian Resources Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-78043, No. 333-31209, No. 333-05255) on Forms S-8 and registration statement (No. 333-88531) on Form S-3 of Artesian Resources Corporation of our report dated March 30, 2005, with respect to the consolidated balance sheet of Artesian Resources Corporation as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule as listed in Item 15 of this Form 10-K for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2005, annual report on Form 10-K of Artesian Resources Corporation.


/s/KPMG LLP

Philadelphia, Pennsylvania
March 17, 2006